Engagement Agreement
                                     between
                  R. Frank Meyer and Cyntech Technologies, Inc.





This Engagement Agreement ("Agreement"), entered into on this 5th day of January, 1998, will document any or all prior verbal or written agreements entered into by and among Cyntech Technologies, Inc. (Nevada) and all affiliates, including, parent companies, subsidiaries, successors, affiliates, assign(s), designees and legatees ("Cyntech" or "Client"), excluding Cyntech
Research & Engineering, Inc. and Cyntech of Chambers County, Inc. for all periods prior to January 5, 1998; and R. Frank Meyer and/or any assign(s) (the "Consultant" or "Meyer")

Cyntech hereby retains Consultant as the chief consultant and advisor to the Board of Directors of Cyntech, for the ten-year period ending December 31, 2007, at which time this Agreement will automatically convert to a month to month basis. The Agreement will remain in effect until December 31, 2007 or such additional time period until Cyntech or the Consultant provides a 60-day written notice of its intent to terminate this Agreement to the other party.

The Consultant will work directly for and under the control and supervision of the Chairman of the Board of Cyntech Technologies, Inc., unless agreed otherwise to in writing by Cyntech and Consultant. Consultant will have overall responsibility for managing all research and development, plant construction and operations of Cyntech, subject to the direction and oversight of the Chairman of the Board of Directors. Subject to the authority and control retained by Chairman of the Board, Consultant shall provide management advisory services, in exchange for the fees set forth in this Agreement.

In performing its obligations under this Agreement, Consultant shall use his best efforts to:

         1) devote so much of his time as is reasonably necessary to perform the assigned duties and obligations, as set forth in this Agreement;
         2) manage the research and development, plant construction and operations of Cyntech in a businesslike manner;
         3) periodically report to and consult with Chairman of the Board, and the Board of Directors and/or other designated individuals or committees of the Board; and, attend Board meetings as required.
         4)        act in good faith and with reasonable diligence.

As a consultant to Cyntech, R. Frank Meyer will not be liable to Cyntech, its subsidiaries and affiliates for monetary damages due to breach of fiduciary duty, unless the breach is a result of gross negligence, willful misconduct, or illegal actions of the Consultant. Cyntech shall indemnify and hold Consultant harmless from and against all losses, damages costs and expenses including legal fees resulting from Consultant's involvement in the operation and management of Cyntech.

Fees for such services performed by Consultant will be paid by Cyntech, at the rate of $200.00 per hour, and all reasonable travel and office expenses, which may be increased from time to time based on written notice to and approval by the Board of Directors of Cyntech, for the actual time spent or minimum hours, whichever is greater, plus all reasonable out-of-pocket costs. Cyntech agree to engage Consultant for a minimum of 60 hours per month, beginning January 5, 1998, through the end of this agreement (a minimum of 720 hours per calendar year), for each month this Agreement remains in effect. Payments will be due and payable on the fifth business day of the following month. Past due amounts

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during Cyntech's  development  phase which may be deferred and other amounts due thereafter, whether billed or not, will be subject to interest at the maximum rate permitted, based on the laws of the State of Georgia.

If the Consultant is discharged from this Agreement, prior to the expiration date 1) for any reason except gross negligence, or other willful misconduct or illegal acts; or 2) is unable to work by reason of death or complete and total disability of R. Frank Meyer; or 3) resigns as a Consultant to Cyntech because of significant changes in Cyntech's management policy which is unacceptable to the Consultant, or because of significant changes in Cyntech's management personnel which is not acceptable to the Consultant, the Consultant will be paid by Cyntech, including any successors, at the minimum rate of $150,000 per annum, commencing with date of such discharge, death, disability or resignation through December 31, 2007, instead of at the minimum rate, as determined in the preceding paragraph. If Consultant accepts a full time position with the Company, this Agreement shall become null and void upon the execution of any such employment agreementIn addition, Consultant shall have the following reimbursements as part of this Agreement:

         (1).      Consultant will be authorized the  reimbursement of up to two
                   (2) vehicles whose total base lease cost monthly shall not exceed $1,000. One additional automobile will be authorized for a staff member not to exceed $250.00 per month.
         (2). All repairs, maintenance, damage repairs, insurance, tag, taxes, and licenses, and other vehicle related requirements.
         (3). Office rent reimbursement up to $500.00 per month. If Consultant's residence is utilized, the same rent allocation is authorized.
         (4). If the company is unable to provide full medical and dental coverage, Consultant will be entitled to reimbursement for himself and his entire family living at home and all children under the age of 26.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect with respect to any other existing or subsequent breach thereof.

This Agreement shall inure to the benefit of and shall be binding upon the successors of the parties hereto. This Agreement shall be binding on any person, corporation, partnership, or other entity succeeding to the ownership and/or operation of Cyntech in any manner whatsoever including by operation of law. All rights and remedies of either party hereunder are cumulative and are in addition to and shall not exclude any other right or remedy allowed by law. All rights and remedies may be exercised concurrently.

This Agreement and the performance hereunder shall be construed in accordance with the laws of the State of Georgia. If any action, special proceedings, or other proceedings that may be brought arising of, in connection with, or by

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reason of this  agreement,  the laws of the State of Georgia shall be applicable and shall govern to the exclusion of the law of any other forum.

This instrument contains the entire Agreement between the parties. It may not be changed orally, but only by writing agreement, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.


In witness whereof, the parties hereto, through their authorized signatories, have executed this Agreement in multiple counterparts and have set their hands to same, intending to be legally bound thereby, as of the date and year above written.

Client:                                            Consultant:
Cyntech Technologies, Inc.                         R. Frank Meyer
and Successors and/or Assigns                      and Successors and/or Assigns



_______/S/_____________________                    _____________/S/____________
Attested to and approved by Board of
Directors on January 4, 1998 by
Resolution No: CTI-1-001
Brian Hass- Secretary







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